SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


  Date of Report (Date earliest event reported) March 28, 2000


Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.

1-11299      ENTERGY CORPORATION                     13-5550175
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana  70113
             Telephone (504) 576-4000


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Item 5.   Other Events


     On March 28, 2000, Entergy Corporation's ("Entergy") nuclear business signed an agreement with the New York Power Authority ("NYPA") for the acquisition of NYPA's 825 MW James A. FitzPatrick nuclear power plant ("JFP") located near Oswego, New York and NYPA's 980 MW Indian Point 3 nuclear power plant ("IP3") located in Westchester County, New York. Entergy will pay $50 million in cash at the closing of the purchase, plus seven annual installments of approximately $108 million each commencing one year from the date of the closing and eight annual installments of $20 million each commencing eight years from the date of the closing. Entergy projects that these installments will be paid from the net proceeds of the sale of power from the plants and that Entergy will provide an additional $100 million of funding. Management expects to close the acquisition by the fourth quarter of 2000.

       Pursuant to a power purchase agreement (PPA), NYPA will purchase 100% of IP3's output for $36/MWh through 2004 and an average of 37% of JFP's output for $32/MWh through 2004. Under the PPA, the power is required to be delivered at 85% of IP3's output and 85% of the contracted percentage of JFP's output, with a financial true-up to NYPA every two years in the event output falls below required averages. Pursuant to a separate PPA, NYPA is committed to purchase the remaining output of JFP at $29/MWh through 2003. NYPA will retain the decommissioning trust fund and the liability to decommission the plants up to the amount that is the lesser of the funds in the decommissioning trust or an inflation adjusted cost amount, which is $1.18 billion in 2000 dollars. The current amount in the trust is approximately $630 million. NYPA has the option to transfer the decommissioning trust and the decommissioning liability to the Entergy subsidiaries that are acquiring the plants when the current nuclear operating license for the plants expire (2014 for JFP and 2015 for IP3), or decommissioning commences, whichever is sooner. At the time of such transfer, if the trust funds exceed the inflation adjusted cost amount (estimated to be between $1.9 to $2.2 billion in 2015), the amount of the excess funds is payable to NYPA. In the event NYPA does not transfer the trust funds, NYPA has agreed to enter into a decommissioning agreement with Entergy Nuclear to perform the decommissioning of the plants for a fee equal to the inflation adjusted cost amount. Entergy management believes that NYPA's decommissioning fund will be adequate to cover future decommissioning costs.

      Subject to certain conditions, Entergy's nuclear business has agreed to pay NYPA up to $10 million annually for up to 10 years if Entergy acquires ownership of the Indian Point 2 nuclear power plant, commencing on the second anniversary date of such acquisition, and up to $2 million annually for up to 10 years if Entergy acquires the Nine Mile Units 1 and 2 nuclear power plants, commencing on the second anniversary date of such acquisition. NYPA also will be paid $2.5 million annually by each of the two Entergy subsidiaries that acquire the plants for up to twenty years if the Nuclear Regulatory Commission grants an extension of the current nuclear operating license, such payment to commence on the first anniversary of the expiration of the respective current licenses.

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                            SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Entergy Corporation



                                 By:  /s/ Nathan E. Langston
                                      Vice President and Chief
                                        Accounting Officer




Dated:  March 31, 2000